Ernst & Young, LLP      Phone (414) 273-5900
                                    111 East Kilbourn Avenue  Fax (414) 223-7211
                                    Milwaukee, Wisconsin 53202        www.ey.com






EXHIBIT 1 TO FORM 8-K



August 19, 2003




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Gentlemen:

We have read Item 4 of Form 8-K dated August 19, 2003, of Tri City Bankshares Corporation and are in agreement with the statements contained in the first and second paragraph of Item 4(a). We have no basis to agree or disagree with other statements of the registrant contained therein.

In addition, we have no basis to agree or disagree with other statements of the registrant contained in the third paragraph of Item 4(a) and Item 4(b) of the above referenced filing.


  /s/ Ernst & Young LLP